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                                                                    EXHIBIT 10.7

                                                                   FINAL VERSION







                            ALUMINA SUPPLY AGREEMENT





                                     between

                             NOVELIS DO BRASIL LTDA.

                                 (as Purchaser)

                                       and

                               ALCAN ALUMINA LTDA.

                                  (as Supplier)



                     FOR THE ARATU (BRAZIL) ALUMINUM SMELTER











         DATED DECEMBER ____, 2004 WITH EFFECT AS OF THE EFFECTIVE DATE






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                                TABLE OF CONTENTS

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
1.       DEFINITIONS AND INTERPRETATION...........................................................................1
         1.1      DEFINITIONS.....................................................................................1
         1.2      CURRENCY........................................................................................5
         1.3      VIENNA CONVENTION...............................................................................5
2.       ALUMINA..................................................................................................6
         2.1      SUPPLY AND SALE BY THE SUPPLIER.................................................................6
         2.2      PURCHASE BY THE PURCHASER.......................................................................6
         2.3      QUANTITIES OF ALUMINA...........................................................................6
         2.4      SCHEDULING OF QUANTITIES........................................................................6
         2.5      SUPPLIER'S SHIPPING OBLIGATIONS.................................................................7
         2.6      PRICE...........................................................................................8
         2.7      QUALITY.........................................................................................8
         2.8      PAYMENT.........................................................................................9
         2.9      SETOFF.........................................................................................10
         2.10     DELIVERY.......................................................................................10
         2.11     TITLE AND RISK OF LOSS.........................................................................10
         2.12     FAILURE TO SUPPLY..............................................................................10
3.       WEIGHING, SAMPLING AND ANALYSIS.........................................................................11
         3.1      WEIGHING.......................................................................................11
         3.2      SAMPLING AND ANALYSIS..........................................................................11
4.       FORCE MAJEURE...........................................................................................13
         4.1      EFFECT OF FORCE MAJEURE........................................................................13
         4.2      DEFINITION.....................................................................................13
         4.3      NOTICE.........................................................................................14
         4.4      PRO RATA ALLOCATION............................................................................14
         4.5      CONSULTATION...................................................................................14
         4.6      TERMINATION....................................................................................15
5.       ASSIGNMENT..............................................................................................15
6.       TERM AND TERMINATION....................................................................................15
         6.1      EFFECTIVENESS..................................................................................15
         6.2      TERM...........................................................................................15
         6.3      EXTENSION......................................................................................15
         6.4      TERMINATION....................................................................................15
         6.5      EVENTS OF DEFAULT..............................................................................16
7.       REPRESENTATIONS AND WARRANTIES..........................................................................16
         7.1      REPRESENTATIONS AND WARRANTIES.................................................................16
8.       CONFIDENTIALITY.........................................................................................17
9.       DISPUTE RESOLUTION......................................................................................18
         9.1      DISPUTES.......................................................................................18
         9.2      NEGOTIATION....................................................................................19
         9.3      ARBITRATION....................................................................................19
         9.4      CONTINUING OBLIGATIONS.........................................................................20
10.      MISCELLANEOUS...........................................................................................20
         10.1     CONSTRUCTION...................................................................................20

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                                       ii

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
         10.2     PAYMENT TERMS..................................................................................21
         10.3     NOTICES........................................................................................21
         10.4     GOVERNING LAW..................................................................................22
         10.5     WAIVER OF IMMUNITY.............................................................................22
         10.6     JUDGMENT CURRENCY..............................................................................22
         10.7     CURRENCY EQUIVALENTS...........................................................................22
         10.8     ENTIRE AGREEMENT...............................................................................22
         10.9     CONFLICTS......................................................................................23
         10.10    SEVERABILITY...................................................................................23
         10.11    SURVIVAL.......................................................................................23
         10.12    EXECUTION IN COUNTERPARTS......................................................................23
         10.13    AMENDMENTS.....................................................................................23
         10.14    WAIVERS........................................................................................23
         10.15    NO PARTNERSHIP.................................................................................24
         10.16    TAXES, ROYALTIES AND DUTIES....................................................................24
         10.17    LIMITATIONS OF LIABILITY.......................................................................24
         10.18    ENGLISH LANGUAGE...............................................................................24

SCHEDULES

1        Contract Tonnage and Estimate Shipping Schedule for Contract Year 1
2        Alumina Specifications
3        Representatives
4        Loading Procedures at Port of Loading
5        Standards for Alumina Analysis




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                            ALUMINA SUPPLY AGREEMENT

THIS AGREEMENT entered into in the City of Sao Paulo, Brazil, is dated ____ December, 2004, with effect as of the Effective Date.

BETWEEN: NOVELIS DO BRASIL LTDA., a limited liability company incorporated under the laws of Brazil (the "PURCHASER");

AND: ALCAN ALUMINA LTDA., a limited liability company incorporated under the laws of Brazil (the "SUPPLIER").

RECITALS:

WHEREAS Alcan Inc. and Novelis Inc. have entered into a Separation Agreement pursuant to which they set out the terms and conditions relating to the separation of the Separated Businesses from the Remaining Alcan Businesses (each as defined therein), such that the Separated Businesses are to be held, as at the Effective Time (as defined therein), directly or indirectly, by Novelis Inc. (such agreement, as amended, restated or modified from time to time, the "SEPARATION AGREEMENT").

WHEREAS the Separated Businesses (as defined in the Separation Agreement) held by Novelis Inc. include the maintenance and operation of the Smelter (as defined hereinafter) by the Purchaser (being a wholly owned Subsidiary of Novelis Inc.).

WHEREAS the Supplier wishes to supply, and the Purchaser wishes to purchase, subject to the terms and conditions of this Agreement, Alumina (as defined hereinafter) required by the Smelter (as defined hereinafter) in the quantities agreed herein.

WHEREAS the Parties have entered into this Agreement in order to set forth such terms and conditions.

NOW THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Agreement, the Parties hereby agree as follows:

1.       DEFINITIONS AND INTERPRETATION

1.1      DEFINITIONS

         For the purposes of this Agreement, the following terms and expressions and variations thereof shall unless another meaning is clearly required in the context, have the meanings specified or referred to in this
         Section 1.1:

         "AFFECTED PARTY" has the meaning set forth in Section 4.1.

         "AFFILIATE" of any Person means any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such first Person as of the date on which

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                                     - 2 -


         or at any time during the period for when such determination is being made. For purposes of this definition, "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise and the terms "CONTROLLING" and "CONTROLLED" have meanings correlative to the foregoing.

         "AGREEMENT" means this Alumina Supply Agreement, including all of the Schedules hereto.

         "ALCAN GROUP" means Alcan Inc. and its Affiliates from time to time on and after the Effective Date..

         "ALUMINA" means sandy calcined metallurgical alumina as produced at the alumina refineries of the Alumar Consortium or, at the Supplier's option subject to Section 2.5(c), as produced by Alunorte.

         "ALUMINUM PRICE" for any calendar month means the arithmetic average LME 3-Month sellers price for Primary High Grade Aluminum, as published in Metal Bulletin on each day during the three (3) calendar months preceding such calendar month or as otherwise determined pursuant to
         Section 2.6(b). For avoidance of doubt, the Aluminum Price for the month of April will be based on aluminum prices published during the months of January, February and March.

         "ALUNORTE" means Alumina do Norte do Brasil S.A.

         "APPLICABLE LAW" means any applicable law, rule or regulation of any Governmental Authority or any outstanding order, judgment, injunction, ruling or decree by any Governmental Authority.

         "APPLICABLE PERCENTAGE" means:

         (a) in respect of shipments made in each Contract Year from 2005 to 2007, ***%;

         (b) in respect of shipments made in each Contract Year from 2008 to 2014, ***%; and

         (c) in respect of shipments made in any subsequent Contract Year, such percentage as may be agreed by the Parties at the time of extension of the Term in accordance with Section 6.3.

         "BILL OF LADING DATE" means the date of the bill of lading representing Alumina cargo to be delivered under this Agreement.

         *** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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                                     - 3 -


         "BUSINESS CONCERN" means any corporation, company, limited liability company, partnership, joint venture, trust, unincorporated association or any other form of association.

         "BUSINESS DAY" means any day excluding (i) Saturday, Sunday and any other day which, in Sao Paulo, Sao Paulo State, Brazil, is a legal holiday or (ii) a day on which banks are authorized by Applicable Law to close in Sao Paulo, Sao Paulo State, Brazil.

         "COMMERCIALLY REASONABLE EFFORTS" means the efforts that a reasonable and prudent Person desirous of achieving a business result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible in the context of commercial relations of the type contemplated in this Agreement; provided, however, that an obligation to use Commercially Reasonable Efforts under this Agreement does not require the Person subject to that obligation to assume any material obligations or pay any material amounts to a Third Party or take actions that would reduce the benefits intended to be obtained by such Person under this Agreement.

         "CONFIDENTIAL INFORMATION" has the meaning set forth in Section 8.1.

         "CONSENT" means any approval, consent, ratification, waiver or other authorization.

         "CONTRACT TONNAGE" has the meaning set forth in Section 2.3(b).

         "CONTRACT YEAR" means (a) initially the period commencing on the Effective Date and ending on the last day of the calendar year in which the Effective Date occurs (such initial period being "CONTRACT YEAR 1") and (b) thereafter, each successive period consisting of twelve calendar months (the first such period being "CONTRACT YEAR 2"), provided that the final Contract Year shall end on the last day of the Term.

         "DEFAULTING PARTY" has the meaning set forth in Section 6.5.

         "DELIVERY PORTS" means:

                  (i)      the Port of Aratu, State of Bahia, Brazil;

                  (ii)     the Port of Salvador, State of Bahia, Brazil; and

                  (iii) such other port in Brazil as may be agreed by the Parties from time to time.

         "DISPUTE" has the meaning set forth in Section 9.1.

         "DOLLARS" or "$" means the lawful currency of the United States of America.

         "EFFECTIVE DATE" means the date on which the Supplier becomes a Subsidiary of Alcan Participacoes Ltda, which date is currently expected to be on or before December 31, 2004.


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                                     - 4 -


         "ESCALATION NOTICE" has the meaning set out in Section 9.2.

         "EVENT OF DEFAULT" has the meaning set forth in Section 6.5.

         "EXCHANGE RATE" means, on any day, for purposes of converting Dollar amounts to Reais amounts, the selling currency rate for the sale of Reais published by the Brazilian Central Bank (PTAX 800) on such day, and, for purposes of converting Reais amounts to Dollars amounts, the selling currency rate for the sale of Dollars published by the Brazilian Central Bank (PTAX 800) on such day.

         "EXCHANGE RATE DIFFERENTIAL" has the meaning set forth in Section
         2.6(c).

         "FOB" means, to the extent not inconsistent with the provisions of this Agreement, FOB as defined in Incoterms 2000, published by the ICC, Paris, France, as amended from time to time.

         "FORCE MAJEURE" has the meaning set forth in Section 4.2.

         "GOVERNMENTAL AUTHORITY" means any court, arbitration panel, governmental or regulatory authority, agency, stock exchange, commission or body.

         "GOVERNMENTAL AUTHORIZATION" means any Consent, license, certificate, franchise, registration or permit issued, granted, given or otherwise made available by, or under the authority of, any Governmental Authority or pursuant to any Applicable Law.

         "ICC" means the International Chamber of Commerce.

         "INCOTERMS 2000" means the set of international rules updated in the year 2000 for the interpretation of the most commonly used trade terms for foreign trade, as published by the ICC.

         "LIABILITIES" has the meaning set forth in the Separation Agreement.

         "LOSSES" has the meaning set forth in Section 2.12(a).

         "LME" means the London Metal Exchange.

         "NOVELIS GROUP" means Novelis Inc. and its Affiliates from time to time on and after the Effective Date.

         "PARTY" means each of the Purchaser and the Supplier as a party to this Agreement and "PARTIES" means both of them.

         "PERSON" means any individual, Business Concern or Governmental Authority.

         "PORT OF LOADING" means the Alumar Consortium Port, located at Sao Luiz, Maranhao State, Brazil or, if Section 2.5(b) applies, the port of Complexo Portuario de Vila do Conde, located at Barcarena, Para State, Brazil.


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                                     - 5 -


         "PRICE" has the meaning set forth in Section 2.6(a).

         "PURCHASER" has the meaning set forth in the Preamble to this Agreement.

         "REAIS" or R$ means the lawful currency of Brazil.

         "REFEREE" has the meaning set forth in Section 3.2(e).

         "REPRESENTATIVES" means, with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

         "SALES TAXES" means any sales, use, consumption, goods and services, value added or similar tax, duty or charge imposed pursuant to Applicable Law.

         "SEPARATION AGREEMENT" has the meaning set out in the Preamble to this Agreement.

         "SMELTER" means a primary aluminum smelter located at Aratu in Brazil.

         "SUBSIDIARY" of any Person means any corporation, partnership, limited liability entity, joint venture or other organization, whether incorporated or unincorporated, of which a majority of the total voting power of capital stock or other interests entitled (without the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, is at the time owned or controlled, directly or indirectly, by such Person.

         "SUPPLIER" has the meaning set forth in the Preamble to this Agreement.

         "TERM" has the meaning set forth in Section 6.2.

         "TERMINATING PARTY" has the meaning set forth in Section 6.5.

         "THIRD PARTY" means a Person that is not a Party to this Agreement, other than a member of Alcan Group or a member of Novelis Group, and that is not an Affiliate thereof.

         "THIRD PARTY CLAIM" has the meaning set forth in the Separation Agreement.

         "TONNE" means 1,000 kilograms.

1.2      CURRENCY

         All references to currency herein are to Dollars or Reais, as specified in each case.

1.3      VIENNA CONVENTION

         The Parties agree that the terms of the United Nations Convention (Vienna Convention) on Contracts for the International Sale of Goods
         (1980) shall not apply to this Agreement or the obligations of the Parties hereunder.


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                                     - 6 -


2.       ALUMINA

2.1      SUPPLY AND SALE BY THE SUPPLIER

         Subject to the terms and conditions of this Agreement, beginning on the Effective Date and continuing throughout the Term of this Agreement, the Supplier shall supply and sell to the Purchaser FOB the Port of Loading the quantities of Alumina determined in accordance with this Agreement.

2.2      PURCHASE BY THE PURCHASER

         Subject to the terms and conditions of this Agreement, beginning on the Effective Date and continuing throughout the Term of this Agreement, the Purchaser shall purchase and take delivery from the Supplier FOB the Port of Loading the quantities of Alumina determined in accordance with this Agreement.

2.3      QUANTITIES OF ALUMINA

         (a) The Purchaser and the Supplier agree that in each Contract Year the Supplier shall sell hereunder, and the Purchaser shall purchase hereunder a quantity of Alumina which is greater than or equal to 85,500 Tonnes and less than or equal to 126,000 Tonnes.

         (b) The Contract Tonnage for the Contract Year 1, and the estimated shipping schedule and quantities of Alumina to be delivered in each shipment during Contract Year 1, are set out in SCHEDULE 1 hereto.

2.4      SCHEDULING OF QUANTITIES

         (a) On or before September 30 in each Contract Year, the Purchaser shall submit to the Supplier a notice setting forth the annual quantity of Alumina required by the Purchaser for the next succeeding Contract Year (the "CONTRACT TONNAGE" for such Contract Year), and an estimated shipping schedule identifying the quantity of Alumina to be delivered by the Supplier in each shipment during such Contract Year.

         (b) On or before October 31 in each Contract Year, the Parties shall agree on a shipment schedule for the next succeeding Contract Year and on the quantities to be delivered in each shipment. The Parties shall use Commercially Reasonable Efforts to arrange for shipping schedules which are reasonably evenly spread throughout each Contract Year.

         (c) The Purchaser shall notify the Supplier of the initial lay day period in which the Supplier's vessel will be presented for loading, in respect of each shipment of Alumina scheduled hereunder.


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                                     - 7 -


         (d) The Purchaser shall be responsible for all arrangements required in connection with receipt of delivery and transportation of the Alumina at the Port of Loading, in accordance with the terms and conditions set forth in Schedule 4 hereto, which Schedule may be revised by the Parties from time to time in order to take account of the terms and condition for loading which may be in effect from time to time at the Port of Loading.

         (e) No later than 45 days prior to each of January 1, April 1, July 1 and October 1 in each Contract Year, the Purchaser shall submit to the Supplier an estimated shipping schedule indicating the quantity and lay days for delivery for each shipment of Alumina to be made hereunder in the next succeeding 3 calendar months commencing on the next such quarterly date, and identifying a 15 day window for each shipment. The Supplier shall, within 10 days of receipt of such shipping schedule from the Purchaser, confirm to the Purchaser whether it agrees with it or if any modifications or adjustments are required to be made to such shipping schedule.

         (f) With respect to each shipment scheduled in accordance with paragraph (e) above, no later than 30 days prior to the commencement of lay days for such shipment, the Purchaser shall provide a notice to the Supplier narrowing the delivery window for such shipment to a 10 day period. In the event the Purchaser does not provide such notice to the Supplier in such time period, the Supplier may at its discretion reduce the window for the lay days for such shipment to a 10 day period at any time starting from the date which is 15 days prior to the commencement of the lay days scheduled for such shipment.

2.5      SUPPLIER'S SHIPPING OBLIGATIONS

         (a) The Supplier shall supply Alumina to the Purchaser in accordance with the quantities and shipping schedules agreed pursuant to Section 2.4, provided that the quantities of Alumina supplied by the Supplier in each shipment may vary by plus or minus 5% of the scheduled amount of such shipment, subject to an adjustment to be made on the last shipment in each Contract Year to ensure that the annual Contract Tonnage amount is supplied.

         (b) The Supplier shall supply Alumina sourced from production of the Alumar Consortium, provided that if the Supplier's share of production of the Alumar Consortium is not sufficient at any time for the Supplier to comply with its supply obligations hereunder and under any other supply agreements it is party to which require supply be sourced from production of the Alumar Consortium, the Supplier may supply Alumina sourced from Alunorte provided such alternate supply does not result in any increased costs to the Purchaser hereunder. With respect to any Alumina supplied by the Supplier which is sourced from Alunorte, the Price payable hereunder shall be reduced by an amount commensurate to the increased transportation and insurance costs incurred by the Purchaser as a result

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                                     - 8 -


                  of the Port of Loading being the port of the Complexo Portuario de Vila do Conde, located at Barcarena, Para State, Brazil.

         (c) The Parties agree that the loading procedures at the Port of Loading shall be in accordance with the rules set forth in
                  SCHEDULE 4 hereto.

2.6      PRICE

         (a) The price payable by the Purchaser for each Tonne of Alumina delivered pursuant to Sections 2.1 and 2.2 FOB the Port of Loading (the "PRICE") shall be the Applicable Percentage of the Aluminum Price applicable for the calendar month of the Bill of Lading Date subject to Section 2.6(b).

         (b) In the event Metal Bulletin ceases publication of the relevant reference price for determining the Aluminum Price, the Parties shall meet with a view to agreeing on an alternative publication or, if applicable, reference price. In the event the Parties fail to reach an agreement within sixty (60) days of any Party having notified the others to enter into discussions to agree to an alternative publication or reference price, then the Chairman of the LME in London, England or his nominee shall be requested to select a suitable reference in lieu thereof and/or appropriate amendment to the terms of this Section 2.6. The decision of the Chairman or his nominee shall be final and binding on the Parties.

         (c) The Price shall be denominated in Dollars and converted to Reais by reference to the Exchange Rate on the day preceding the applicable Bill of Lading Date. The Price shall be adjusted upwards or downwards on the date of payment, by adding to (if positive) or subtracting from (if negative) the price calculated pursuant to Section 2.6(a) the Exchange Rate Differential (as defined below) applicable on the date of payment. The "EXCHANGE RATE DIFFERENTIAL" in respect of any payment, on the date of such payment, shall be the positive or negative amount, in Reais, resulting by subtracting (i) the amount of such payment, converted into Reais utilizing the Exchange Rate on the date preceding the Bill of Lading Date, from (ii) the amount of such payment converted into Reais utilizing the Exchange Rate applicable on such date preceding the date of payment.

2.7      QUALITY

         (a) Alumina supplied under this Agreement shall comply with the specifications set forth in SCHEDULE 2. Any Alumina which does not comply with the specifications set out in SCHEDULE 2 shall be removed by the Supplier at its cost unless the Purchaser agrees to accept such Alumina. If the Purchaser does agree to accept such Alumina, any additional costs incurred in processing such Alumina as a direct result of its non-compliance shall be reimbursed by the Supplier and losses suffered by the Purchaser because less aluminum can be produced per Tonne from such Alumina or the aluminum produced from such Alumina is of a lower quality than aluminum that would have been produced by the Smelter had the relevant

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                                     - 9 -


                  Alumina been in compliance with the required specifications shall be reimbursed by the Supplier to the Purchaser.

         (b) If the specifications for Alumina supplied by the Supplier change, the Supplier may propose that the specifications set forth in SCHEDULE 2 be amended to reflect such changes. If the revised specifications do not have a material adverse effect on the quality of the aluminum produced by the Smelter and do not result in increased costs for the processing of such Alumina by the Purchaser at the Smelter, the Purchaser shall not withhold its consent to such changed specifications.

         (c) All warranties, conditions and other terms implied by statute or common law are, to the fullest extent permitted by law, excluded.

2.8      PAYMENT

         (a) The Purchaser shall pay the Supplier, in Reais, in full for each shipment of Alumina meeting the specifications set out in
                  SCHEDULE 2 in accordance with the Supplier's commercial invoice:

                           (i) within sixty (60) days of the Bill of Lading Date in respect of each supply of Alumina hereunder made prior to December 31, 2007, or

                           (ii) within thirty (30) days of the Bill of Lading Date in respect of each supply of Alumina made from and after January 1, 2008;

                  provided, in each case, that the invoice is received by the Purchaser at least seven (7) days before payment is due. If the invoice is not received at least seven (7) days before the date on which payment is due, the date for payment of an amount due shall be extended to provide seven (7) days between the date of receipt of the invoice and the due date.

         (b) If the Purchaser believes that a shipment of Alumina does not meet the specifications set out in SCHEDULE 2 and has rejected such shipment in a timely manner in accordance with the terms hereof, it need not pay the invoice. However, if the Purchaser subsequently accepts, or a Referee judges, that the Alumina complies with the specifications set out in SCHEDULE 2, the Purchaser shall pay the invoice and, if payment is overdue pursuant to Section 2.8(a), interest in accordance with
                  Section 2.8(d).

         (c) In the event the Supplier is required to make payments to the Purchaser pursuant to Section 2.7, or 2.12, the Supplier shall pay to the Purchaser, based on an invoice delivered by the Purchaser setting out in detail the basis for such payment, such compensation or damages due to the Purchaser, in full within thirty (30) days of the day on which the Supplier receives such invoice.


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                                     - 10 -


         (d) If any payment required to be made pursuant to Section 2.8 (a) or (c) above is overdue, the full amount shall bear interest at a rate per annum equal to 6%, calculated for the actual number of days elapsed, accrued from and excluding the date on which such payment was due up to and including the actual date of receipt of payment in the nominated bank or banking account.

                  For the purpose of the Interest Act (Canada) and disclosure thereunder, whenever interest to be paid hereunder is to be calculated on the basis of a year of 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 360 or such other period of time, as the case may be.

         (e) All amounts paid to the Supplier or the Purchaser hereunder shall be paid in Reais by wire transfer to the account specified by the Supplier or Purchaser, as applicable.

2.9      SETOFF

         Each Party shall be entitled to set-off against any amounts due to another Party hereunder any amounts due to it from such other Party hereunder. Such right of set-off shall not extend to amounts owed to a Party by the other Party under any other agreement. Any amount by which any Party's obligation to make a payment under this Agreement is reduced shall be treated as discharging the obligation of the other Party to the extent of the amount set-off. Notwithstanding any set-off, any amount in respect of Sales Taxes required to be remitted by one Party to the other Party pursuant to this Agreement shall be remitted in full as if no set-off had occurred.

2.10     DELIVERY

         Alumina shall be delivered FOB the Port of Loading. The delivery of Alumina pursuant to this Section 2.10 shall be governed by Incoterms 2000, as amended from time to time.

2.11     TITLE AND RISK OF LOSS

         Title and risk of damage to, and loss of, Alumina shall pass to the Purchaser as the Alumina passes the ship's rail at the Port of Loading.

2.12     FAILURE TO SUPPLY

         (a) In the event the Supplier fails to supply the Alumina required for the Smelter in accordance with the shipping schedules agreed pursuant to Section 2.4(b), for reasons other than Force Majeure and as a result the Purchaser curtails or stops the production of aluminum at the Smelter, the Supplier shall indemnify the Purchaser from and against all costs, claims, demands, liabilities, expenses, damages or losses (including without limitation legal and other professional costs and expenses) (the "LOSSES") arising out of or in connection with the curtailment or stoppage of production at the Smelter. The Purchaser shall use its Commercially Reasonable Efforts to mitigate such Losses, including, without limitation, through acquisition of alumina from alternative sources.

         (b) Sections 9.04, 9.05, 9.06, 9.07 and 9.09 of the Separation Agreement shall apply mutatis mutandis with respect to any Liability which is subject to any indemnification or reimbursement pursuant to this Agreement.

3.       WEIGHING, SAMPLING AND ANALYSIS

3.1      WEIGHING

         (a) The weight of each shipment shall be the bill of lading weight determined by draft survey carried out by a qualified and competent marine surveyor appointed by the Supplier and using the "Ship's Displacement" method at the time of the vessel's loading. The draft survey report shall be conclusive evidence of the weight of Alumina delivered. Each of the Purchaser and the Supplier shall, at its own risk and expense, have the right to have a representative from the list set out in
                  SCHEDULE 3 present at such weight determination. Such SCHEDULE 3 shall be updated upon request of either of the Purchaser and the Supplier with the consent of such other Party, such consent not to be unreasonably withheld or delayed.

         (b) In the event the weight of Alumina determined at the Delivery Port differs from the weight determined at the Port of Loading by no more or no less than 0.5%, such difference shall not be taken into consideration for any purpose under this Agreement. Should the difference in weight be greater than or less than 0.5%, the Parties shall designate for purposes of the next shipment hereunder an independent and duly registered naval inspector to be agreed on by the Parties. The determination of weight made by such independent inspector shall be definitive in respect of each shipment thereafter. The Purchaser and Supplier shall share in equal proportion the expenses related to the retainer of such inspector and shall share on an equal basis the cost effect of the difference in the weight of the original shipment of Alumina which was less than or greater than 0.5% and gave rise to the retainer of such inspector, to the extent of the cost relating to the Alumina over and above the 0.5% threshold.

3.2      SAMPLING AND ANALYSIS

         (a) The Supplier shall arrange for three (3) representative samples to determine the quality of each shipment of Alumina, to be taken during the loading operation according to the standard methods set out in SCHEDULE 5, applied at both the Port of Loading and the Delivery Port. Each sample shall be placed in a sealed container and duly identified. Within twenty four (24) hours of the samples being taken, the Supplier shall arrange for one sample to be air freighted to the Purchaser for analysis and of the two remaining samples, one sample shall be retained by the Supplier for the Supplier's analysis (the results of which analysis shall be recorded in a certificate of analysis) according to the standard methods set out in
                  SCHEDULE 5, applied at both the Port of Loading and the Delivery Port, and one sample shall be retained in its sealed container by the Supplier for a period of at least ninety (90) days in case it is required to be sent to a Referee for analysis.

         (b) The results of the analysis performed at the Supplier's laboratories, as recorded in the certificate of analysis, shall be forwarded to the Purchaser promptly, and in any event within five (5) days of the Bill of Lading Date.

         (c) If, according to such certificate of analysis, the Alumina being shipped does not comply with the specifications set out in SCHEDULE 2, the Purchaser may, within five (5) days of receipt of such certificate of analysis, reject the shipment to which it relates by giving notice to the Supplier of such rejection. If the Purchaser rejects a shipment pursuant to this Section 3.2 (c), the Supplier shall use Commercially Reasonable Efforts to deliver a replacement shipment as soon as practicable.

         (d) If, according to such certificate of analysis, the Alumina being shipped complies with the specifications set out in
                  SCHEDULE 2, the Purchaser shall have five (5) days from the receipt of the sample to notify the Supplier if it disagrees with the certificate of analysis and believes that the Alumina delivered does not conform to the specifications set out in
                  SCHEDULE 2 by delivering a "Notice of Objection" setting out the extent of the non-conformity and including in such notice the certificate of analysis on which it relies. If the Purchaser does not notify the Supplier within this period of time, the entire shipment shall be deemed to be conforming Alumina. In the event the Purchaser has notified the Supplier within this period of time, the Supplier will advise the Purchaser, within five (5) days of its receipt of the Purchaser's notice as to whether or not the Supplier agrees with the Purchaser's analysis. If the Supplier does not notify the Purchaser within the five (5) day period, it shall be deemed to have agreed with the Purchaser's analysis and the Purchaser shall be deemed to have received the Supplier's notice so agreeing on the last day of the five (5) day period.

         (e) In the event that the Supplier notifies the Purchaser pursuant to Section 3.2 (d) that it does not agree with the Purchaser's analysis, then the third sample shall be referred to a referee (the "REFEREE") who shall be selected by agreement between the Parties during the first three months of the Term of this Agreement. In the event that the Referee whose turn it is to analyse the sample is unable to do so, the sample shall be sent to the next Referee on the list. In the event that any of the above Referees should no longer be available to act as a referee, then the Purchaser and the Supplier shall agree upon a replacement. If the Purchaser and the Supplier are unable to agree upon a replacement within three (3) months of them discovering that such Referee is unable to act as a referee, then a replacement referee shall be appointed by the Chairman of the LME in London,

                  England or his nominee. The decision of the Chairman or his nominee shall be final and binding on the Parties.

         (f) The Referee shall complete its analysis within a further period of five (5) days and the results of the analysis shall be definitive and binding upon all Parties. The quality of the Alumina contained in the relevant shipment shall be deemed to be the same as that of the Referee's sample analysis. If, pursuant to the Referee's analysis, the Alumina complies with the specifications set out in SCHEDULE 2, the cost of the Referee's analysis shall be borne by the Purchaser. If, pursuant to the Referee's analysis, the Alumina does not comply with the specifications set out in SCHEDULE 2, the cost of the Referee's analysis shall be borne by the Supplier.

         (g) The Purchaser shall use its Commercially Reasonable Efforts to process any Alumina not conforming to the specifications set out in SCHEDULE 2, and the Supplier shall compensate the Purchaser for any additional processing costs and loss of production incurred by the Purchaser as a result of processing of non-conforming Alumina. In the event the Purchaser, at its sole discretion, determines that such processing of non-conforming Alumina is not appropriate, the Purchaser shall have the right to reject such non-conforming Alumina and to require the Supplier to remove any such non-conforming Alumina and replace the same with another shipment of Alumina meeting the specifications set out in SCHEDULE 2.

4.       FORCE MAJEURE

4.1      EFFECT OF FORCE MAJEURE

         No Party shall be liable for any loss or damage that arises directly or indirectly through or as a result of any delay in the fulfilment of or failure to fulfil its obligations in whole or in part (other than the payment of money as may be owed by a Party) under this Agreement where the delay or failure is due to Force Majeure. The obligations of the Party affected by the event of Force Majeure (the "AFFECTED PARTY") shall be suspended, to the extent that those obligations are affected by the event of Force Majeure, from the date the Affected Party first gives notice in respect of that event of Force Majeure until cessation of that event of Force Majeure (or the consequences thereof).

4.2      DEFINITION

         "FORCE MAJEURE" shall mean any act, occurrence or omission (or other event), subsequent to the commencement of the Term hereof, which is beyond the reasonable control of the Affected Party including, but not limited to: fires, explosions, accidents, strikes, lockouts or labour disturbances, floods, droughts, earthquakes, epidemics, seizures of cargo, wars (whether or not declared), civil commotion, acts of God or the public enemy, action of any government, legislature, court or other Governmental Authority, action by any authority, representative or organisation exercising or claiming to exercise powers of a government or Governmental Authority, compliance with Applicable Law, blockades, power failures or curtailments, inadequacy or shortages or curtailments or cessation of supplies of raw materials or other supplies, failure or breakdown of equipment of facilities, the invocation of force majeure by any party to an agreement under which the Supplier, its Affiliates or its Subsidiaries purchases bauxite to be converted into Alumina, or tolls or has bauxite tolled into Alumina, or purchases, trades or swaps Alumina to be sold hereunder, and any declaration of force majeure by the plant producing the Alumina, or any other event beyond the reasonable control of the Parties whether or not similar to the events or occurrences enumerated above. In no circumstances shall problems with making payments constitute Force Majeure.

4.3      NOTICE

         Upon the occurrence of an event of Force Majeure, the Affected Party shall promptly give notice to the other Party hereto setting forth the details of the event of Force Majeure and an estimate of the likely duration of the Affected Party's inability to fulfil its obligations under this Agreement. The Affected Party shall use its Commercially Reasonable Efforts to remove the said cause or causes and to resume, with the shortest possible delay, compliance with its obligations under this Agreement provided that the Affected Party shall not be required to settle any strike, lockout or labour dispute on terms not acceptable to it. When the said cause or causes have ceased to exist, the Affected Party shall promptly give notice to the other Party that such cause or causes have ceased to exist.

4.4      PRO RATA ALLOCATION

         If the Supplier's supply of any Alumina to be delivered to the Purchaser is stopped or disrupted by an event of Force Majeure, the Supplier shall have the right to allocate its available supplies of such Alumina, if any, among any or all of its existing customers whether or not under contract, in a fair and equitable manner. In addition, where the Supplier is the Affected Party, it may (but shall not be required to) offer to supply, from another source, Alumina of similar quality in substitution for the Alumina subject to the event of Force Majeure to satisfy that amount which would have otherwise been sold and purchased hereunder at a price which may be more or less than the price hereunder.

4.5      CONSULTATION

         Within thirty (30) days of the cessation of the event of Force Majeure, the Parties shall consult with a view to reaching agreement as to the Supplier's obligation to provide, and the Purchaser's obligation to take delivery of, that quantity of Alumina that could not be sold and purchased hereunder because of the event of Force Majeure, provided that any such shortfall quantity has not been replaced by substitute alumina pursuant to the terms above.

         In the absence of any agreement by the Parties, failure to deliver or accept delivery of Alumina which is excused by or results from the operation of the foregoing provisions of this Section 4 shall not extend the Term of this Agreement and the quantities of Alumina to be sold and purchased under this Agreement shall be reduced by the quantities affected by such failure.

4.6      TERMINATION

         (a) If an event of Force Majeure where the Affected Party is the Purchaser shall continue for more than ninety (90) days, then the Supplier shall have the right to terminate this Agreement.

         (b) If an event of Force Majeure where the Affected Party is the Supplier shall continue for more than ninety (90) days, then the Purchaser shall have the right to terminate this Agreement.

5.       ASSIGNMENT

         No Party shall assign or transfer this Agreement, in whole or in part, or any interest or obligation arising under this Agreement, without the prior written consent of the other Party.

6.       TERM AND TERMINATION

6.1      EFFECTIVENESS

         This Agreement shall come into effect upon the Effective Date.

6.2      TERM

         The term of this Agreement (the "TERM") shall be from the Effective Date until the date which is the ten (10) year anniversary thereof, unless terminated earlier or extended pursuant to the provisions of this Agreement.

6.3      EXTENSION

         One year prior to the expiration of the Term, the Parties may, upon the request of any Party, meet to negotiate in good faith a possible extension of the Term for a further year on terms to be mutually agreed. If no Agreement is reached between the Parties within six (6) months of the request for an extension, the Agreement shall terminate upon expiry of the Term.

6.4      TERMINATION

         This Agreement shall terminate:

         (a)      upon expiry of the Term;

         (b) upon the mutual agreement of the Parties prior to the expiry of the Term;

         (c)      pursuant to Section 4.6 as a result of Force Majeure; or

         (d)      upon the occurrence of an Event of Default, in accordance with
                  Section 6.5.

6.5      EVENTS OF DEFAULT

         This Agreement may be terminated in its entirety immediately at the option of a Party (the "TERMINATING PARTY"), in the event that an Event of Default occurs in relation to the other Party (the "DEFAULTING PARTY"), and such termination shall take effect immediately upon the Terminating Party providing notice to the Defaulting Party of the termination.

         For the purposes of this Agreement, each of the following shall individually and collectively constitute an "EVENT OF DEFAULT" with respect to a Party:

         (a) such Party defaults in payment of any payments which are due and payable by it pursuant to this Agreement, and such default is not cured within sixty (60) days following receipt by the Defaulting Party of notice of such default;

         (b) such Party breaches any of its material obligations pursuant to this Agreement (other than as set out in paragraph (a) above), and fails to cure it within sixty (60) days after receipt of notice from the non-defaulting Party specifying the default with reasonable detail and demanding that it be cured, provided that if such breach is not capable of being cured within sixty (60) days after receipt of such notice and the Party in default has diligently pursued efforts to cure the default within the sixty (60) day period, no Event of Default under this paragraph (b) shall occur;

         (c) in case of the Purchaser, Novelis Inc., or in case of the Supplier, Alcan Inc., breaches any representation or warranty, or fails to perform or comply with any covenant, provision, undertaking or obligation in or of the Separation Agreement;

         (d) such Party (i) is bankrupt or insolvent or takes the benefit of any statute in force for bankrupt or insolvent debtors, or
                  (ii) files a proposal or takes any action or proceeding before any court of competent jurisdiction for dissolution, winding-up or liquidation, or for the liquidation of its assets, or a receiver is appointed in respect of its assets, which order, filing or appointment is not rescinded within sixty (60) days; or

         (e) proceedings are commenced by or against such Party under the laws of any jurisdiction relating to reorganization, arrangement or compromise.

7.       REPRESENTATIONS AND WARRANTIES

7.1      REPRESENTATIONS AND WARRANTIES

         Each Party represents and warrants to and in favour of the other Party as follows and acknowledges that the other Party is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

         (a) it is duly incorporated and organized and is validly existing under the laws of its jurisdiction of incorporation and has the corporate power and authority to own its assets and to conduct its businesses and to perform its obligations hereunder;

         (b) the execution and delivery of this Agreement by it and the completion by it of the transactions contemplated herein, do not and will not result in the breach of, or violate any term or provision of, its articles or by-laws;

         (c) it is not subject to any outstanding injunction, judgment or order of any Governmental Authority which would prevent or materially delay the transactions contemplated by this Agreement; there are no civil, criminal or administrative claims, actions, suits, demands, proceedings, hearings or investigations pending or, to the Party's knowledge, threatened, at law, in equity or otherwise, in, before, or by, any Governmental Authority which (if successful) would prevent or materially delay the consummation of the transactions contemplated by this Agreement;

         (d) no dissolution, winding up, bankruptcy, liquidation or similar proceeding has been commenced, or is pending or proposed, in respect of it; and

         (e) the execution and delivery of this Agreement the completion of the transactions contemplated herein have been duly approved by its board of directors, and this Agreement constitutes legal, valid and binding obligations of such Party enforceable against it in accordance with its terms, subject to legislation relating to bankruptcy, insolvency, reorganization and other similar legislation of general application and other laws affecting the enforcement of creditors' rights generally, to general principles of equity and limitations upon the enforcement of indemnification for fines or penalties imposed by law and to the discretionary power of the courts as regards specific performance or injunctive relief.

8.       CONFIDENTIALITY

8.1 Subject to Section 8.3, each of the Parties shall hold, and shall cause its respective Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) and its Representatives to hold, in strict confidence, with at least the same degree of care that applies to its own confidential and proprietary information, all confidential and proprietary information concerning the other Party and its Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) that is either in its possession or is furnished by such other Party or Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) of any such Party or its respective Representatives at any time pursuant to this Agreement or the transactions contemplated hereby (any such information referred to herein as "CONFIDENTIAL INFORMATION"), and shall not use any such Confidential Information other than for such purposes as shall be expressly permitted hereunder. Notwithstanding the foregoing, Confidential Information shall not include information that is or was:

         (i) in the public domain through no fault of such Party or any of its Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) or any of its respective Representatives,

         (ii) lawfully acquired by such Party or any of its Affiliates (whether now an Affiliate or hereafter becoming an Affiliate), from a Third Party not bound by a confidentiality obligation, or

         (iii) independently generated or developed by Persons who do not have access to, or descriptions of, any such confidential or proprietary information of the other Party (or any of its Affiliates (whether now an Affiliate or hereafter becoming an Affiliate)).

8.2 Each Party agrees not to release or disclose, or permit to be released or disclosed, any Confidential Information to any other Person, except its Representatives who need to know such Confidential Information (who shall be advised of their obligations hereunder with respect to such Confidential Information), except in compliance with Section 8.3.

8.3 In the event that any Party or any of its Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) either determines on the advice of its counsel that it is required to disclose any Confidential Information pursuant to Applicable Law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Confidential Information of the other Party (or any Affiliate (whether now an Affiliate or hereafter becoming an Affiliate) of such other Party), such Party shall, to the extent permitted by Applicable Law, notify the other Party prior to it or its Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) disclosing or providing such Confidential Information, and shall use its Commercially Reasonable Efforts to cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Person that receives such request may thereafter disclose or provide such Confidential Information to the extent (but only to the extent) required by such Applicable Law (as so advised by legal counsel) or by lawful process or by such Governmental Authority and shall promptly provide the Person that receives such request with a copy of the Confidential Information so disclosed, in the same form and format as disclosed, together with a list of all Persons to whom such Confidential Information was disclosed.

9.       DISPUTE RESOLUTION

9.1      DISPUTES

         The provisions of this Section 9 shall govern all disputes, controversies or claims (whether arising in contract, delict, tort or otherwise) between the Parties that may arise out of, or relate to, or arise under or in connection with, this Agreement or the transactions contemplated hereby (a "DISPUTE").

9.2      NEGOTIATION

         The Parties hereby undertake to attempt in good faith to resolve any Dispute by way of negotiation between senior executives of the Parties who have authority to settle such Dispute. In furtherance of the foregoing, any Party may initiate the negotiation by way of a notice (an "ESCALATION NOTICE") demanding an in-person meeting involving representatives of the Parties at a senior level of management of the Parties (or if the Parties agree, of the appropriate strategic business unit or division within such Party). A copy of any Escalation Notice shall be given to the Chief Legal Officer of each Party (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such negotiation may be established by the Parties from time to time; provided, however, that the negotiations shall be completed within thirty (30) days of the date of the Escalation Notice or within such longer period as the Parties may agree in writing prior to the expiration of the initial thirty-day period.

9.3      ARBITRATION

         (a) Any Dispute which has not been resolved by negotiation as provided herein within thirty (30) days of the date of the Escalation Notice or such extended period as may be agreed to by the Parties, shall be referred to and finally resolved by arbitration in accordance with the Arbitration Rules of the ICC then in force.

         (b) The arbitral tribunal shall consist of three arbitrators. The place of arbitration shall be Miami, Florida, United States of America. The language of the arbitration and all communications in respect thereof shall be in English.

         (c) The costs of the arbitration shall be fixed by the arbitral tribunal and shall be borne by the unsuccessful Party, unless the arbitral tribunal, in its discretion, determines a different apportionment, taking all relevant circumstances into account. The costs of arbitration include: (i) the fees and disbursements of the arbitrators, (ii) reasonable travel and other expenses of witnesses; (iii) the reasonable fees and expenses of expert witnesses; and (iv) the costs of legal representation and assistance, to the extent that the arbitral tribunal determines that the amount of such costs is reasonable.

         (d) The arbitral tribunal shall endeavour to issue its award within sixty (60) days of the last hearing of the substantive issues in dispute between the Parties; however, the arbitral tribunal shall not lose jurisdiction if it fails to respect this delay. The arbitral award shall be final and binding.

         (e) Neither the Parties (including their auditors and insurers) nor their counsel and any Person necessary to the conduct of the arbitration nor the arbitrators shall disclose the existence, content (including submissions and any evidence or documents presented or exchanged), or results of any arbitration hereunder without the prior written consent of the Parties, except as required by Applicable Law or the applicable rules of a stock exchange.

9.4      CONTINUING OBLIGATIONS

         The existence of a Dispute with respect to this Agreement between the Parties shall not relieve either Party from performance of its obligations under this Agreement that are not the subject of such Dispute.

10.      MISCELLANEOUS

10.1     CONSTRUCTION

         In this Agreement and in the Schedules, unless a clear contrary intention appears:

         (a)      the singular number includes the plural number and vice versa;

         (b) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

         (c)      reference to any gender includes each other gender;

         (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended, modified, supplemented or restated and in effect from time to time in accordance with the terms thereof subject to compliance with the requirements set forth herein;

         (e) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or re-enactment of such section or other provision;

         (f) "herein", "hereby", "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

         (g) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

         (h) the Table of Contents and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

         (i) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and

         (j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

10.2     PAYMENT TERMS

         Any amount to be paid or reimbursed by one Party to the other under this Agreement, save as expressly provided in Sections 2 and 3, shall be paid or reimbursed hereunder within sixty (60) days (in respect of any amount invoiced prior to January 1, 2008) or thirty (30) days (in respect of any amount invoiced on or after January 1, 2008) after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or reasonable explanation supporting such amount.

10.3     NOTICES

         All notices and other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) on the date of delivery, if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the date of actual receipt if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed by telephone. All notices hereunder shall be delivered as follows:

         If to the Purchaser, to:

         Novelis do Brasil Ltda.
         Via das Torres, s/no., Candeias, Bahia State
         CEP 43800-000

         Fax:     +55 (71) 602-6163
         Attention:        Mr. Josival Gonzaga Alves

         IF TO THE SUPPLIER, TO:

         ALCAN ALUMINA LTDA.

         Rodovia BR 135, km 18, n.(degree)1, Pedrinhas
         CEP 65095-000, Sao Luiz, Maranhao

         Fax:     +55 (98) 232-5239
         Attention:        Ms. Carmen Teixeira Romana

         Any Party may, by notice to the other Party, change the address or fax number to which such notices are to be given.

10.4     GOVERNING LAW

         This Agreement shall be governed by and construed and interpreted in accordance with the laws of Brazil, irrespective of conflict of laws principles under Brazil law, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

10.5     WAIVER OF IMMUNITY

         To the extent that a Party or any of its revenues, assets or properties shall be entitled, with respect to any proceeding relating to enforcement of this Agreement or any award thereunder at any time brought against such Party or any of its revenues, assets or properties, to any sovereign or other immunity from suit, from jurisdiction, from attachment prior to judgment, from attachment in aid of execution of judgment, from execution of a judgment or from any other legal or judicial process or remedy, and to the extent that in any jurisdiction there shall be attributed such an immunity, such Party irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

10.6     JUDGMENT CURRENCY

         The obligations of a Party to make payments hereunder shall not be discharged by an amount paid in any currency other than Reais, whether pursuant to a court judgment or arbitral award or otherwise, to the extent that the amount so paid upon conversion to Reais and transferred to an account indicated by the Party to receive such funds under normal banking procedures does not yield the amount of Reais due, and each Party hereby, as a separate obligation and notwithstanding any such judgment or award, agrees to indemnify the other Party against, and to pay to such Party on demand, in Reais, any difference between the sum originally due in Reais and the amount of Reais received upon any such conversion and transfer.

10.7     CURRENCY EQUIVALENTS

         For purposes of this Agreement, calculation of Reais equivalents on any day shall be based on the Exchange Rate on the day preceding such day.

10.8     ENTIRE AGREEMENT

         This Agreement and the exhibits, schedules, annexes and appendices hereto and the specific agreements contemplated herein, contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter. No agreements or understandings exist between the Parties with respect to the subject matter hereof other than those set forth or referred to herein.


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                                     - 23 -


10.9     CONFLICTS

         In case of any conflict or inconsistency between this Agreement and the Separation Agreement, this Agreement shall prevail.

10.10    SEVERABILITY

         If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

10.11    SURVIVAL

         The obligations of the Parties under Sections 2.6, 2.7, 2.8, 8, 9, 10.4 and 10.11 and liability for the breach of any obligation contained herein shall survive the expiration or earlier termination of this Agreement.

10.12    EXECUTION IN COUNTERPARTS

         This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

10.13    AMENDMENTS

         No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

10.14    WAIVERS

         No failure on the part of a Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by Applicable Law.


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                                     - 24 -


10.15    NO PARTNERSHIP

         Nothing contained herein or in the Agreement shall make a Party a partner of any other Party and no Party shall hold out the other as such.

10.16    TAXES, ROYALTIES AND DUTIES

         All royalties, taxes and duties imposed or levied on any Alumina delivered hereunder shall be for the account of and paid by the Supplier to the point where the Alumina has been delivered FOB the Port of Loading. All royalties, taxes and duties imposed or levied on the Alumina after such delivery shall be for the account of and paid by the Purchaser.

10.17    LIMITATIONS OF LIABILITY

         Neither Party shall be liable to the other Party for any indirect, collateral, incidental, special, consequential or punitive damages, lost profit or failure to realize expected savings or other commercial or economic loss of any kind, howsoever caused, and on any theory of liability (including negligence) arising in any way out of this Agreement; provided, however, that the foregoing limitations shall not limit any Party's indemnification obligations for Liabilities with respect to Third Party Claims as set forth Article IX of the Separation Agreement (as if such Article IX was set out in full herein by reference to the obligations of the Parties hereunder).

10.18    ENGLISH LANGUAGE

         All documents to be furnished or communications to be made or given under this Agreement made in connection with any Dispute shall be in the English language or, if in another language, shall be accompanied by a translation into English certified by the Party making or furnishing such documents or communications, which translation shall be the governing version between the Parties hereto.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK.]



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                                     - 25 -



IN WITNESS WHEREOF, the Parties hereto have caused this Alumina Supply Agreement to be executed by their duly authorized representatives.




                               NOVELIS DO BRASIL LTDA.


                               By:   _______________________________
                                     Name:
                                     Title:


                               By:   _______________________________
                                     Name:
                                     Title:


                               ALCAN ALUMINA LTDA.


                               By:   _______________________________
                                     Name:
                                     Title:


                               By:   _______________________________
                                     Name:
                                     Title: